As filed with the Securities and Exchange Commission on August 31, 2010

Registration No. 333-166061

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________

AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

CINEDIGM DIGITAL CINEMA CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number) 55 Madison Avenue, Suite 300 Morristown, NJ 07960 (973) 290-0080	22-3720962 (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________________________________

A. DALE MAYO
Chairman
Cinedigm Digital Cinema Corp.
55 Madison Avenue, Suite 300
Morristown, NJ 07960
(973) 290-0080

(Name, address, including zip code and telephone number,
including area code, of agent for service)

With a copy to:

JONATHAN K. COOPERMAN, ESQ.
Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
(212) 808-7800
 ______________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:	☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

______________________________________________

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion. Dated August 31, 2010.

PROSPECTUS

17,948,633 Shares of Class A Common Stock
Warrants to Purchase 16,000,000 Shares of Class A Common Stock

This prospectus relates to the resale from time to time by certain selling securityholders of Cinedigm Digital Cinema Corp. (the “Company”) of 17,948,633 shares of our Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and warrants to purchase 16,000,000 shares of Class A Common Stock.

The methods of resale of the Class A Common Stock and warrants offered hereby are described under the heading “Plan of Distribution.” We will receive none of the proceeds from such resales.  However, we will receive proceeds if any selling securityholders exercise their warrants and the exercise price is paid in cash.  We will pay the expenses of this offering.

The shares of Class A Common Stock are listed for trading on the NASDAQ Global Market (“NASDAQ”) under the symbol “CIDM.”  On August 30, 2010, the last reported sale price of the Class A Common Stock on NASDAQ was $1.47 per share.

The Company currently has 7 effective Registration Statements on Form S-3 relating to the resale of its securities by various selling security holders, pursuant to which, to the best of the Company’s knowledge, 3,709,647 shares of Class A Common Stock remain available for resale.

See “Risk Factors” beginning on page 11 for a discussion of factors that you should consider before buying shares of the Class A Common Stock or warrants offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

____________, 2010

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) utilizing a shelf registration process.  Under this shelf registration process, the selling securityholders named under the caption “Selling Securityholders” in this prospectus and as supplemented by any accompanying prospectus supplement may, from time to time, offer and sell shares of Class A Common Stock and warrants pursuant to this prospectus.  It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in the Class A Common Stock or warrants.  You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” in this prospectus.

      You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference.  We have not authorized anyone to provide you with additional or different information.  If anyone provides you with additional, different or inconsistent information, you should not rely on it.  We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful.  You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be.  Our financial condition, results of operations, cash flows or business may have changed since that date.

      The Company currently has the following effective Registration Statements on Form S-3 relating to the resale of its securities by various selling security holders, pursuant to which, to the best of the Company’s knowledge, the following shares of Class A Common Stock remain available for resale: No. 333-153467, 1,320,000 shares; No. 333-150661, 320,807 shares; No. 333-136998, 66,344 shares; No. 333-140231, 81,637 shares; No. 333-142411, 144,882 shares; No. 333-144927, 205,711 shares; and No. 333-146335, 1,570,266 shares.

WHERE YOU CAN FIND MORE INFORMATION

      We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

      We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to our securities described in this prospectus.  References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits.  This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC.  Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement.  The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the location described above.

      Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

      We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, any documents that we may file after the date of this registration statement and prior to the effectiveness of this registration statement, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offerings contemplated by this prospectus are completed:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, filed with the SEC on June 14, 2010 (the “2010 10-K”);
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 13, 2010;
•	our Current Report on Form 8-K, dated March 31, 2010, filed with the SEC on April 1, 2010;
•	our Current Report on Form 8-K, dated April 9, 2010, filed with the SEC on April 12, 2010;
•	our Current Report on Form 8-K, dated May 11, 2010, filed with the SEC on May 11, 2010;
•	our Current Report on Form 8-K, dated May 26, 2010, filed with the SEC on June 1, 2010;
•	our Current Report on Form 8-K, dated June 7, 2010, filed with the SEC on June 11, 2010;
•	our Current Report on Form 8-K, dated June 22, 2010, filed with the SEC on June 25, 2010;
•	our Current Report on Form 8-K, dated July 26, 2010, filed with the SEC on July 30, 2010;
•	the description of our Class A common stock contained in our Registration Statement on Form 8-A (File No. 000-51910), filed with the SEC under Section 12 of the Exchange Act on April 12, 2006;
•
the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on August 12, 2009;

•	the description of our Class A common stock contained in our amendment no. 1 on Form 8-A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on October 6, 2009;
•
the portions of our annual proxy statement relating to our annual meeting of stockholders dated July 29, 2010, filed with the SEC on July 29, 2010, that have been incorporated by reference into the 2010 Form 10-K; and

•
all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered  have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

      You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference in any such filing), free of charge, by oral or written request directed to: Cinedigm Digital Cinema Corp., 55 Madison Avenue, Suite 300, Morristown, NJ 07960, Attention: Gary S. Loffredo - General Counsel, Telephone (973) 290-0080.

FORWARD-LOOKING STATEMENTS

       Various statements contained in this prospectus or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements are based on current expectations and are indicated by words or phrases such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “intend” or “anticipate” or the negative thereof or comparable terminology, or by discussion of strategy.  Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us.  Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties.  Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

•	successful execution of our business strategy, particularly for new endeavors;
•	the performance of our targeted markets;
•	competitive product and pricing pressures;
•	changes in business relationships with our major customers;
•	successful integration of acquired businesses;
•	economic and market conditions;
•	the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business; and
•	the other risks and uncertainties that are described under “Risk Factors” and elsewhere in this prospectus and from time to time in our filings with the SEC.

Except as otherwise required to be disclosed in periodic and current reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference.  It does not contain all of the information that you should consider before making a decision to invest in the Class A Common Stock or warrants.  You should read carefully the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference, including “Risk Factors” and the Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this prospectus or any prospectus supplement.

In this prospectus, “Cinedigm”, “we,” “us,” “our” and the “Company” refer to Cinedigm Digital Cinema Corp. and its subsidiaries unless the context otherwise requires.

OUR BUSINESS

OVERVIEW

The Company is a digital cinema services, specialty finance and content marketing and distribution company driving the conversion of the exhibition industry from film to digital technology.  The Company provides technology solutions, financial services and advice, software services, electronic delivery and content marketing and distribution services to owners and distributors of digital content to movie theatres and other venues.  Adjoined to this digital cinema conversion business is a series of business units designed to leverage the new business opportunities created by the transformation of movie theaters into networked entertainment centers.  Cinedigm combines its infrastructure, technology and relationships to operate a digital content origination, marketing, advertising and distribution business focused on alternative content and independent film.  Historically, the conversion of an industry from analog to digital has created new revenue and growth opportunities as well as an opening for new players to emerge for capitalizing on this technological shift at the expense of incumbents.

During the quarter ended June 30, 2010, the Company modified how its decision makers review and allocate resources to operating segments, which resulted in revised reportable segments, but did not impact our consolidated financial position, results of operations or cash flows.  We realigned our focus to four primary businesses as follows: the first digital cinema deployment (“Phase I Deployment”), the second digital cinema deployment (“Phase II Deployment”), digital cinema services (“Services”) and media content and entertainment (“Content & Entertainment”).  The Company’s Phase I Deployment and Phase II Deployment segments are the non-recourse, financing vehicles and administrators for the Company’s digital cinema equipment (the “Systems”) installed in movie theatres nationwide.  The Company’s Services segment provides services and support to the Phase I Deployment and Phase II Deployment segments as well as to other third party customers.  Included in these services are asset management services for a specified fee via service agreements with Phase I Deployment and Phase II Deployment; software license, maintenance and consulting services; and electronic content delivery services via satellite and hard drive to the motion picture industry.  These services primarily facilitate the conversion from analog (film) to digital cinema and have positioned the Company at what it believes to be the forefront of a rapidly developing industry relating to the delivery and management of digital cinema and other content to theatres and other remote venues worldwide.  The Company’s Content & Entertainment segment provides content marketing and distribution services to alternative and theatrical content owners and to theatrical exhibitors and in-theatre advertising.

In June 2010, the Company decided to discontinue the motion picture exhibition to the general public (“Pavilion Theatre”) , information technology consulting services and managed network monitoring services (“Managed Services”), and hosting services and network access for other web hosting services (“Access Digital Server Assets”), which are all separate reporting units previously included in our former Other segment.  Overall, the Company’s goal is to aid in the transformation of movie theatres to entertainment centers by providing a platform of hardware, software and content choices.

The Phase I Deployment and Phase II Deployment segments consist of the following:

Operations of:	Products and services provided:
Phase 1 DC
Financing vehicles and administrators for the Company’s 3,724 Systems installed nationwide in Phase 1 DC’s deployment to theatrical exhibitors.  The Company retains ownership of the Systems and the residual cash flows related to the Systems after the repayment of all non-recourse debt and the Company retains at the expiration of exhibitor master license agreements.

Phase 2 DC
Financing vehicles and administrators for the Company’s second digital cinema deployment, through Phase 2 DC.  The Company retains no ownership of the residual cash flows and digital cinema equipment after the completion of cost recoupment and at the expiration of the exhibitor master license agreements.

The Services segment consists of the following:

Operations of:	Products and services provided:
Digital Cinema Services
Provides monitoring, billing, collection, verification and other management services to the Company’s Phase I Deployment, Phase II Deployment as well as to exhibitors who purchase their own equipment. Collects and disburses VPFs from motion picture studios and distributors and ACFs from alternative content providers, movie exhibitors and theatrical exhibitors.

Software	Develops and licenses software to the theatrical distribution and exhibition industries, provides ASP Service, and provides software enhancements and consulting services.
Digital Media Services Division (“DMS”)
Distributes digital content to movie theatres and other venues having digital cinema equipment and provides satellite-based broadband video, data and Internet transmission, encryption management services, video network origination and management services and a virtual booking center to outsource the booking and scheduling of satellite and fiber networks and provides forensic watermark detection services for motion picture studios and forensic recovery services for content owners.

The Content & Entertainment segment consists of the following:

Operations of:	Products and services provided:
UniqueScreen Media, Inc. (“USM”)	Provides cinema advertising services and entertainment.
Cinedigm Content and Entertainment Group (“CEG”)	Acquires, distributes and provides the marketing for programs of alternative content and feature films to movie exhibitors.

ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

Discontinued operations consists of the Pavilion Theatre, Managed Services and the Access Digital Server Assets, which are classified as held for sale following a determination by management to explore their sale.

Operations of:	Products and services provided:
Pavilion Theatre	A nine-screen digital movie theatre and showcase to demonstrate the Company’s integrated digital cinema solutions.
Managed Services	Provides information technology consulting services and managed network monitoring services through its global network command center.
Access Digital Server Assets	Provides hosting services and provides network access for other web hosting services.

Since May 1, 2007, the Company’s three internet data centers (“IDCs”) have been operated by FiberMedia AIT, LLC and Telesource Group, Inc. (together, “FiberMedia”), unrelated third parties, pursuant to a master collocation agreement.  Although the Company is still the lessee of the IDCs, substantially all of the revenues and expenses were being realized by FiberMedia and not the Company and since May 1, 2008, 100% of the revenues and expenses are being realized by FiberMedia. In July 2010, one of the IDC leases expired, leaving one IDC lease with the Company as lessee.

The revenues and net loss from these discontinued operations were $2,081 and ($155), respectively, as of June 30, 2010.

OUR PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 55 Madison Avenue, Suite 300, Morristown, NJ 07960, and our telephone number there is (973) 290-0080.  Our e-mail address is info@cinedigm.com and our web site address is www.cinedigm.com.  Information accessed on or through our web site does not constitute a part of this prospectus.

THE OFFERING

Class A common stock offered by selling securityholders	17,948,633 shares (1)

Warrants offered by selling securityholders	16,000,000 warrants (2)

Common stock equivalents presently outstanding	30,165,879 shares (3)

Common stock equivalents to be outstanding immediately after this offering	30,165,879 shares (3)

Use of proceeds	We will not receive any proceeds from the resale of shares of Class A Common Stock or warrants by the selling securityholders.

Listing	Our Class A Common Stock is listed on the NASDAQ Global Market under the symbol “CIDM.” Our warrants are not listed on any national securities exchange.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our securities, see “Risk Factors” beginning on page 10 of this prospectus.

(1)
This prospectus relates to the resale by certain selling securityholders of the Company of 17,948,633 shares of our Class A Common Stock, which number consists of (i) 16,000,000 shares (the “Sageview Warrant Shares”) of Class A Common Stock issuable upon the exercise of warrants (the “Sageview Warrants”) originally issued to Sageview Capital Master, L.P. (“Sageview”) pursuant to a Securities Purchase Agreement, dated as of August 11, 2009 (the “Sageview Purchase Agreement”), between the Company and Sageview, (ii) 348,633 shares of Class A Common Stock issued to Imperial Capital LLC upon the exercise of warrants issued as payment for financial services, (iii) 200,000 shares of Class A Common Stock to designees of Aquifer Capital Group, LLC (“Aquifer Capital”) for financial advisory services, (iv) 700,000 shares of Class A Common Stock issued upon the exercise of warrants by Richard Ullman and (v) 700,000 shares of Class A Common Stock issuable upon the exercise of warrants originally issued to OCI - Cinedigm, LLC.

On August 11, 2009, the Company entered into the Sageview Purchase Agreement, pursuant to which the Company issued a Senior Secured Note (the “2009 Note” and, as later amended (see below), the “2010 Note”) in the aggregate principal amount of $75,000,000 and the Sageview Warrants to purchase 16,000,000 shares of Class A Common Stock (collectively, the “Private Placement”).  The Sageview Warrants contain a customary cashless exercise provision and became exercisable on September 30, 2009.  The Sageview Warrants expire on August 11, 2016, except that such date may be extended to August 11, 2019 if certain conditions are satisfied.  The exercise price of the Sageview Warrants is $1.37, subject to certain customary anti-dilution adjustments.  Subject to limited exceptions, the Sageview Warrants and Sageview Warrant Shares may not be assigned by Sageview until the earliest of August 11, 2011, the consummation of a change in control as defined in the Sageview Warrants or an event of default under the 2010 Note.  The Company also entered into a Registration Rights Agreement with Sageview (the “Sageview Registration Rights Agreement”) pursuant to which the Company agreed to register the resale of the Sageview Warrants and the Sageview Warrant Shares from time to time in accordance with the terms of the Sageview Registration Rights Agreement.  In connection with the Private Placement, the Company engaged Imperial Capital, LLC (“Imperial”) to provide financial advisory services.  As partial consideration for such services, the Company issued warrants to Imperial to purchase 750,000 shares of Class A Common Stock (the “Imperial Warrants”).  The Imperial Warrants were exercised pursuant to a cashless exercise feature, resulting in the issuance of 348,633 shares.  In connection with the issuance of the Imperial Warrants, the Company and Imperial entered into a registration rights agreement (the “Imperial Registration Rights Agreement”) pursuant to which the Company agreed to register the shares of Class A Common Stock underlying the Imperial Warrants from time to time in accordance with the terms of the Imperial Registration Rights Agreement.  The Company also entered into an agreement with Aquifer Capital, pursuant to which Aquifer Capital provided financial advisory services to the Company in connection with the purchase of the Company’s 2007 10% Senior Notes in exchange for the issuance of 200,000 shares of Class A Common Stock to Aquifer Opportunity Fund, L.P. and Adam M. Mizel, as designees of Aquifer Capital.

On February 9, 2009, the Company entered into a Securities Purchase Agreement (the “Ullman Purchase Agreement”), pursuant to which the Company issued warrants to purchase 700,000 shares of its Class A Common Stock to Richard Ullman (the “Ullman Warrants”).  On February 10, 2009, the Company entered into a Securities Purchase Agreement with OCI – Cinedigm, LLC (the “OCI Purchase Agreement,” and together the Ullman Purchase Agreement, the “Preferred Purchase Agreements”), pursuant to which the Company issued warrants to purchase 700,000 shares of its Class A Common Stock to OCI – Cinedigm, LLC (the “OCI Warrants,” and together with the Ullman Warrants, the “Preferred Warrants”). The Preferred Purchase Agreements were executed in connection with the purchase of Series A 10% Non-Voting Cumulative Preferred Stock of the Company.  The Preferred Warrants have an exercise price of $0.63 per share and are exercisable beginning on March 12, 2009 for a period of five years thereafter.   The Preferred Warrants are conditionally callable by the Company, provided that the closing price of the Company’s Class A Common Stock is $1.26 per share for 20 consecutive trading days and there has been a minimum average daily trading volume of 50,000 shares during such period.  Pursuant to the terms of the Preferred Purchase Agreements, the Company agreed to register the resale of any shares of Class A Common Stock issued upon exercise of the Preferred Warrants from time to time in accordance with the terms of such agreements.  In June 2010, the Ullman Warrants were exercised in full, resulting in the issuance of 700,000 shares of Class A Common Stock.

(2)	This prospectus also relates to the resale by certain selling securityholders of the Company of the Sageview Warrants to purchase 16,000,000 shares of Class A Common Stock.

(3)
Reflects (a) 29,432,068 outstanding shares of Class A Common Stock as of August 9, 2010, and (b) 733,811 outstanding shares of our Class B common stock, par value $0.001 per share (“Class B Common Stock”), as of August 9, 2010, which are convertible into 733,811 shares of Class A Common Stock.

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.

_________________

RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty.  You should carefully consider the risks described below and in any prospectus supplement before deciding to invest in our securities.  The risks described below are not the only ones facing our company.  Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company.  If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially adversely affected.  In that case, the trading price of our securities could decline, and you could lose all or part or your investment.  In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and notes thereto of our company included elsewhere in this prospectus.

Risks relating to our business

An inability to obtain necessary financing may have a material adverse effect on our financial position, operations and prospects if unanticipated capital needs arise.

Our capital requirements may vary significantly from what we currently project and be affected by unforeseen delays and expenses.  We may experience problems, delays, expenses and difficulties frequently encountered by similarly-situated companies, as well as difficulties as a result of changes in economic, regulatory or competitive conditions.  If we encounter any of these problems or difficulties or have underestimated our operating losses or capital requirements, we may require significantly more financing than we currently anticipate.  We cannot assure you that we will be able to obtain any required additional financing on terms acceptable to us, if at all.  An inability to obtain necessary financing could have a material adverse effect on our financial position, operations and prospects.  Our credit agreement (the “Credit Agreement”) with Société Générale (“SG”) and General Electric Capital Corporation (“GECC”) contains certain restrictive covenants that restrict our indirect subsidiary, Cinedigm Digital Funding I, LLC (“CDF I”) and its subsidiaries from making certain capital expenditures, incurring other indebtedness, engaging in a new line of business, selling certain assets, acquiring, consolidating with, or merging with or into other companies and entering into transactions with affiliates and is non-recourse to the Company and our subsidiaries.  In August 2009, the Company entered into the Sageview Purchase Agreement pursuant to which the Company issued the 2009 Note in the aggregate principal amount of $75.0 million, which was later amended and restated on May 6, 2010 (as so amended and restated, the “2010 Note”).  The 2010 Note restricts the Company and its subsidiaries from incurring other indebtedness (with certain specified exceptions), creating or acquiring subsidiaries which do not guarantee such notes, making certain investments and modifying authorized capital.

We have limited experience in our newer business operations, which may negatively affect our ability to generate sufficient revenues to achieve profitability.

We were incorporated on March 31, 2000.  We expanded into the following new business areas which are currently our primary focus:  (a) placing digital cinema projection systems into movie theatres and collecting virtual print fees in connection with such placements, through our indirect wholly-owned subsidiaries Phase 1 DC and Phase 2 DC; (b) providing satellite delivery services, through our wholly-owned subsidiary, DMS; (c) providing pre-show on-screen advertising and entertainment, through our wholly-owned subsidiary, USM; and (d) operating an alternative content distribution company, through our wholly-owned subsidiary, CEG.  Although we have retained certain senior management of the acquired businesses and have hired other experienced personnel, we have little experience in these new areas of business and cannot assure you that we will be able to develop and market the services provided thereby. We also cannot assure you that we will be able to successfully operate these businesses.  Our efforts to expand into these four business areas may prove costly and time-consuming and have become our primary business focus.

The complexity of the digital cinema industry and providing transactional software for movie distributors and exhibitors could result in:

•	increased operating and capital costs;

•	an inability to effect a viable growth strategy;
•	service interruptions for our customers; and
•	an inability to attract and retain customers.

We may not be able to generate sufficient revenues to achieve profitability through the operation of our digital cinema business or our entertainment software business.  We cannot assure you that we will be successful in marketing and operating these businesses, which are still developing within the industry, or, even if we are successful in doing so, that we will not experience additional losses.

We face the risks of doing business in new and rapidly evolving markets and may not be able successfully to address such risks and ever be successful or profitable.

We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced in new and rapidly evolving markets, including:

•	limited operating experience;
•	net losses;
•	lack of sufficient customers or loss of significant customers;
•	insufficient revenues and cash flow to be self-sustaining;
•	necessary capital expenditures;
•	an unproven business model;
•	a changing business focus; and
•	difficulties in managing potentially rapid growth.

This is particularly the case with respect to our businesses with less operating history.  We cannot assure you that we will ever be successful or profitable.

If the current digital technology changes, demand for DMS’ delivery systems and software may be reduced and if use of the current digital presentation requiring electronic delivery does not expand, DMS’ business will not experience growth.

Even though we are among the first to integrate software and systems for the delivery of digital content to movie theatres and other venues, there can be no assurance that certain major movie studios or providers of alternative digital content that currently rely on traditional distribution networks to provide physical delivery of digital files will quickly adopt a different method, particularly electronic delivery, of distributing digital content to movie theatres or other venues or that those major movie studios or content providers that currently utilize electronic delivery to distribute digital content will continue to do so. If the development of digital presentations and changes in the way digital files are delivered does not continue to occur, the demand for DMS’ delivery systems and software will not grow and if new technology is developed which is adopted by major movie studios or providers of alternative digital content, there may be reduced demand for DMS’ delivery systems and software.

If we do not respond to future advances in technology and changes in customer demands, our financial position, prospects and results of operations may be adversely affected.

The demand for our digital media delivery services and entertainment software will be affected, in large part, by future advances in technology and changes in customer demands.  Our success will also depend on our ability to address the increasingly sophisticated and varied needs of our existing and prospective customers.

We cannot assure you that there will be a continued demand for the digital cinema software and delivery services provided by DMS.  DMS’ profitability depends largely upon the continued expansion of digital presentations at theatres.  Although we have entered into digital cinema deployment agreements with various motion picture studios, there can be no assurance that these and other major movie studios which are in part relying on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theatres or that they will release all, some or any of their motion pictures using our distribution technology.  If the development of digital presentations and changes in the way digital files are delivered does not continue to occur, there may be reduced demand or market for DMS’ software and systems.

We expect competition to be intense: if we are unable to compete successfully, our business and results of operations will be seriously harmed.

The markets for the managed services business, the digital cinema business and the entertainment software business, although relatively new, are competitive, evolving and subject to rapid technological and other changes.  We expect the intensity of competition in each of these areas to increase in the future.  Companies willing to expend the necessary capital to create facilities and/or software similar to ours may compete with our business.  Increased competition may result in reduced revenues and/or margins and loss of market share, any of which could seriously harm our business.  In order to compete effectively in each of these fields, we must differentiate ourselves from competitors.

Many of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than us, which may permit them to adopt aggressive pricing policies.  As a result, we may suffer from pricing pressures that could adversely affect our ability to generate revenues and our results of operations.  Many of our competitors also have significantly greater name and brand recognition and a larger customer base than us.  We may not be able to compete successfully with our competitors.  If we are unable to compete successfully, our business and results of operations will be seriously harmed.

Our plan to acquire additional businesses involves risks, including our inability to successfully complete an acquisition, our assumption of liabilities, dilution of your investment and significant costs.

Although there are no acquisitions identified by us as probable at this time, we may make further acquisitions of similar or complementary businesses or assets.  Even if we identify appropriate acquisition candidates, we may be unable to negotiate successfully the terms of the acquisitions, finance them, integrate the acquired business into our then existing business and/or attract and retain customers.  We are also subject to limitations on our ability to make acquisitions pursuant to the 2010 Note.  Completing an acquisition and integrating an acquired business, including our recently acquired businesses, may require a significant diversion of management time and resources and involves assuming new liabilities.  Any acquisition also involves the risks that the assets acquired may prove less valuable than expected and/or that we may assume unknown or unexpected liabilities, costs and problems.  If we make one or more significant acquisitions in which the consideration consists of our capital stock, your equity interest in our company could be diluted, perhaps significantly.  If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, or obtain additional financing to consummate them.

Our previous acquisitions involve risks, including our inability to integrate successfully the new businesses and our assumption of certain liabilities.

We have made several meaningful acquisitions to expand into new business areas.  In July 2006, we acquired all of the capital stock of USM and in January 2007, the Company, through its wholly-owned subsidiary, CEG, purchased substantially all of the assets of BP/KTF, LLC.  We cannot assure you that we will be able to effectively market the services provided by USM and CEG.  Our acquisition of these businesses and assets also involves the risks that the businesses and assets acquired may prove to be less valuable than we expected and/or that we may assume unknown or unexpected liabilities, costs and problems.  In addition, we assumed certain liabilities in connection with these acquisitions and we cannot assure you that we will be able to satisfy adequately such assumed liabilities.  Other companies that offer similar products and services may be able to market and sell their products and services more cost-effectively than we can.

If we do not manage our growth, our business will be harmed.

We may not be successful in managing our rapid growth.  Since November 2003, we have acquired several businesses including most recently the acquisitions of USM and CEG.  The number of our employees has grown from 11 in March 2003 to just under 200 in March 2010. Past growth has placed, and future growth will continue to place, significant challenges on our management and resources, related to the successful integration of the newly acquired businesses.  To manage the expected growth of our operations, we will need to improve our existing, and implement new, operational and financial systems, procedures and controls.  We may also need to expand our finance, administrative, client services and operations staffs and train and manage our growing employee base effectively.  Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, results of operations and financial position will suffer if we do not effectively manage our growth.

If we are not successful in protecting our intellectual property, our business will suffer.

We depend heavily on technology to operate our business.  Our success depends on protecting our intellectual property, which is one of our most important assets.  We have intellectual property consisting of:

•	licensable software products;
•	rights to certain domain names;
•	registered service marks on certain names and phrases;
•	various unregistered trademarks and service marks;
•	know-how;
•	rights to certain logos; and
•	a pending patent application with respect to certain of our software.

If we do not adequately protect our intellectual property, our business, financial position and results of operations would be harmed.  Our means of protecting our intellectual property may not be adequate.  Unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use information that we regard as proprietary.  In addition, competitors may be able to devise methods of competing with our business that are not covered by our intellectual property.  Our competitors may independently develop similar technology, duplicate our technology or design around any intellectual property that we may obtain.

The success of some of our business operations depends on the proprietary nature of certain software.  We do not, however, have patents with respect to much of our software.  Because there is no patent protection in respect of much of our software, other companies are not prevented from developing and marketing similar software.  We cannot assure you, therefore, that we will not face more competitors or that we can compete effectively against any companies that develop similar software.  We also cannot assure you that we can compete effectively or not suffer from pricing pressure with respect to our existing and developing products that could adversely affect our ability to generate revenues.  Further, our pending patent application may not be issued and if issued may not be broad enough to protect our rights, or if such patent is issued such patent could be successfully challenged.

Although we hold rights to various web domain names, regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.  The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.  We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our proprietary rights.

Our substantial debt and lease obligations could impair our financial flexibility and restrict our business significantly.

We now have, and will continue to have, significant debt obligations.  We had notes payable to third parties with principal amounts aggregating $243.2 million as of March 31, 2010.

We also had capital lease obligations covering facilities and computer network equipment with principal amounts of $6.0 million as of March 31, 2010.

In May 2010, we issued the 2010 Note in the aggregate principal amount of $75.0 million.  Additionally, CDF I, our indirect wholly-owned subsidiary that is intended to be a special purpose, bankruptcy remote entity, has entered into the Credit Agreement, pursuant to which it borrowed $172.5 million.  As of May 18, 2010, the principal balance under the Credit Agreement was $172.5 million.  The obligations and restrictions under the Credit Agreement, the 2010 Note and our other debt obligations could have important consequences for us, including:

•	limiting our ability to obtain necessary financing in the future;
•
requiring us to dedicate a substantial portion of our cash flow to payments on our debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements or expansion of our business;

•	limiting our ability to pay dividends to our shareholders;
•	making us more vulnerable to a downturn in our business and limiting our flexibility to plan for, or react to, changes in our business; and
•	placing us at a competitive disadvantage compared to competitors that might have stronger balance sheets or better access to capital by, for example, limiting our ability to enter into new markets.

If we are unable to meet our lease and debt obligations, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all.  As a result, we could default on those obligations and in the event of such default, our lenders could accelerate our debt or take other actions that could restrict our operations.

The foregoing risks would be intensified to the extent we borrow additional money or incur additional debt.

The agreements governing the financing of our Phase I Deployment and our issuance of the 2010 Note impose certain limitations on us.

The agreement governing the  financing of our Phase I Deployment restricts the ability of Phase 1 DC and its existing and future subsidiaries to, among other things:

•	make certain capital expenditures and investments;
•	incur other indebtedness or liens;
•	engage in a new line of business;
•	sell assets;
•	pay dividends or make distributions to shareholders;
•	acquire, consolidate with, or merge with or into other companies; and
•	enter into transactions with affiliates.

The agreements governing our issuance of the 2010 Note in May 2010 restrict the ability of the Company and its subsidiaries, subject to certain exceptions, to, among other things:

•	incur other indebtedness or liens;
•	create or acquire subsidiaries which do not guarantee the notes;
•	make certain investments;
•	amend certain agreements;
•	pay dividends; and
•	modify authorized capital.

We may not be able to generate the amount of cash needed to fund our future operations.

Our ability either to make payments on or to refinance our indebtedness, or to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future.  Our ability to generate cash is in part subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, subsequent borrowings and Credit Agreement terms will be adequate to meet our future liquidity needs through at least March 31, 2011.  Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity or capital requirements.  If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as:

•	reducing capital expenditures;
•	reducing research and development efforts;
•	selling assets;
•	restructuring or refinancing our remaining indebtedness; and
•	seeking additional funding.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that we will be able to make future borrowings in amounts sufficient to enable us to pay the principal and interest on our current indebtedness or to fund our other liquidity needs.  We may need to refinance all or a portion of our indebtedness on or before maturity.  We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We have incurred losses since our inception.

We have incurred losses since our inception in March 2000 and have financed our operations principally through equity investments and borrowings.  As of March 31, 2010, we had negative working capital, defined as current assets less current liabilities, of $1.4 million and cash and cash equivalents, investment securities and restricted cash totaling $24.2 million; we had an accumulated deficit of $168.0 million and, from inception through such date, and we had provided $10.2 million in cash for operating activities.  However, our net losses are likely to continue for the foreseeable future.

Our ability to become profitable is dependent upon us achieving a sufficient volume of business from our customers.  If we cannot achieve a high enough volume, we likely will incur additional net and operating losses.  We may be unable to continue our business as presently conducted unless we obtain funds from additional financings.

Our net losses and cash outflows may increase as and to the extent that we increase the size of our business operations, increase the purchases of Systems for Phase 1 DC’s Phase I Deployment or Phase 2 DC’s Phase II Deployment, increase our sales and marketing activities, enlarge our customer support and professional services and acquire additional businesses.  These efforts may prove to be more expensive than we currently anticipate which could further increase our losses.  We must significantly increase our revenues in order to become profitable.  We cannot reliably predict when, or if, we will become profitable.  Even if we achieve profitability, we may not be able to sustain it.  If we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements.

Many of our corporate actions may be controlled by our officers, directors and principal stockholders; these actions may benefit these principal stockholders more than our other stockholders.

As of August 9, 2010, our directors, executive officers and principal stockholders, those known by the Company to beneficially own more than 5% of the outstanding shares of the Company’s Common Stock, beneficially own, directly or indirectly, in the aggregate, approximately 48.3% of our outstanding common stock.  In particular, A. Dale Mayo, our Chairman, beneficially holds 633,811 shares of Class B common stock, which represents approximately 86.4% of our outstanding Class B common stock, and 341,228 shares of Class A common stock which, together with the Class B common stock (which is convertible into Class A common stock on a one-for-one basis), represents approximately 3.2% of our outstanding Class A common stock.  The 341,228 shares of Class A common stock include 85,000 shares of Class A common stock held by Mr. Mayo’s spouse, of which Mr. Mayo disclaims beneficial ownership, and 12,500 shares of Class A common stock held for the account of Mr. Mayo’s grandchildren, the custodian of which accounts is Mr. Mayo’s spouse, of which Mr. Mayo also disclaims beneficial ownership.  Our Class B common stock entitles the holder to ten votes per share.  The shares of Class A common stock have one vote per share.  Due to the supervoting Class B common stock, Mr. Mayo has approximately 18.7% of our voting power.  In addition, Sageview owns warrants to purchase 16,000,000 shares of Class A Common Stock. If such warrants are exercised, Sageview would own approximately 35.4% of the then-outstanding Class A Common Stock.  Sageview is also currently entitled to nominate two members to our board of directors (with such nomination right subject to reduction or elimination under certain circumstances).

These stockholders, and Mr. Mayo himself, will have significant influence over our business affairs, with the ability to control matters requiring approval by our security holders, including elections of directors and approvals of mergers or other business combinations.  Also, certain corporate actions directed by our officers may not necessarily inure to the proportional benefit of other stockholders of our company.

Our success will significantly depend on our ability to hire and retain key personnel.

Our success will depend in significant part upon the continued services of our key technical, sales and senior management personnel.  If we lose one or more of our key employees, we may not be able to find a suitable replacement(s) and our business and results of operations could be adversely affected.  In addition, our future success will depend upon our ability to hire, train, integrate and retain qualified new employees.

We may be subject to environmental risks relating to the on-site storage of diesel fuel and batteries.

Our IDCs contain tanks for the storage of diesel fuel for our generators and significant quantities of lead acid batteries used to provide back-up power generation for uninterrupted operation of our customers’ equipment.  We cannot assure you that our systems will be free from leaks or that use of our systems will not result in spills.  Any leak or spill, depending on such factors as the nature and quantity of the materials involved and the environmental setting, could result in interruptions to our operations and the incurrence of significant costs; particularly to the extent we incur liability under applicable environmental laws.  This could have a material adverse effect on our business, financial position and results of operations.  Although we are still the lessee of the IDCs, substantially all of the revenues and expenses are being realized by FiberMedia, unrelated third parties, and not the Company.

We may not be successful in the final or ultimate disposal of our Data Center Services.

In connection with the disposition of our Data Center Services, we entered into a MCA with FiberMedia, unrelated third parties, to operate our IDCs.  FiberMedia operates a network of geographically distributed IDCs.  We have assigned our IDC customer contracts to FiberMedia, and going forward, FiberMedia will be responsible for all customer service issues, including the maintenance of the IDCs, sales, installation of customer equipment, cross connects, electrical and other customer needs.  Among such items are certain operating leases which expire from June 2009 through January 2016.  As of March 31, 2010, obligations under these operating leases totaled $4.4 million.  We will attempt to obtain landlord consents to assign each facility lease to FiberMedia.  Until such landlord consents are obtained, we will remain as the lessee and pursuant to the MCA, FiberMedia will reimburse our costs under the facility leases, including rent through the remaining term of each IDC lease.  In June 2009, one of the IDC leases expired, leaving two IDC leases with the Company as lessee.  One of the remaining IDC leases expires in July 2010, which the Company does not intend to renew.  We cannot assure you that the existing landlords would consent to the assignment of these leases to a buyer of our data centers.  As a result, we may have continuing obligations under these leases, which could have a material adverse effect on our business, financial position and results of operations.

If the market price of our Class A Common Stock declines, we may not be able to maintain our listing on the NASDAQ Global Market which may impair our financial flexibility and restrict our business significantly.

The stock markets have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies that may be unrelated or disproportionate to the operating results of such companies. These broad market movements may adversely affect the market price of the Company’s Class A Common Stock.  The Company’s Class A Common Stock is presently listed on NASDAQ.  Although we are not currently in jeopardy of delisting, we cannot assure you that we will meet the criteria for continued listing and our Class A Common Stock could become delisted.  Any such delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the loss of confidence in our financial stability by suppliers, customers and employees. If the Company’s Class A Common Stock is delisted from the NASDAQ, we may face a lengthy process to re-list the Company’s Class A Common Stock, if we are able to re-list the Company’s Class A Common Stock at all, and the liquidity that NASDAQ provides will no longer be available to investors.

If the Company’s Class A Common Stock were to be delisted from NASDAQ, it could, under certain circumstances, be deemed to be a change of control in the Company and, as a result, the holders of the 2010 Note would have the right to require the Company redeem the outstanding principal of the 2010 Note. As a result, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all. If we default under the 2010 Note obligations, our lenders could take actions that would restrict our operations.

While we believe we currently have effective internal control over financial reporting, we are required to assess our internal control over financial reporting on an annual basis and any future adverse results from such assessment could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the accompanying rules and regulations promulgated by the SEC to implement it required us to include in our Form 10-K annual reports by our management and independent auditors regarding the effectiveness of our internal control over financial reporting. The reports included, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year. These assessments did not result in the disclosure of any material weaknesses in our internal control over financial reporting identified by management. During this process, if our management identified one or more material weaknesses in our internal control over financial reporting that cannot be remediated in a timely manner, we would not be unable to assert such internal control as effective. While we currently believe our internal control over financial reporting is effective, the effectiveness of our internal controls in future periods is subject to the risk that our controls may become inadequate because of changes in conditions, and, as a result, the degree of compliance of our internal control over financial reporting with the applicable policies or procedures may deteriorate. If, in the future, we are unable to conclude that our internal control over financial reporting is effective (or if our independent auditors disagree with our conclusion), we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

New technologies may make our Digital Cinema Assets less desirable to motion picture studios or exhibitors of digital content and result in decreasing revenues.

The demand for our Systems and other assets in connection with our digital cinema business (collectively, our “Digital Cinema Assets”) may be affected by future advances in technology and changes in customer demands.  We cannot assure you that there will be continued demand for our Digital Cinema Assets.  Our profitability depends largely upon the continued use of digital presentations at theatres.  Although we have entered into long term agreements with major motion picture studios and independent studios (the “Studio Agreements”), there can be no assurance that these studios will continue to distribute digital content to movie theatres.  If the development of digital presentations and changes in the way digital files are delivered does not continue or technology is used that is not compatible with our Systems, there may be no viable market for our Systems.  Any reduction in the use of our Systems resulting from the development and deployment of new technology may negatively impact our revenues and the value of our Systems.

We have concentration in our business with respect to our major motion picture studio customers, and the loss of one or more of our largest studio customers could have a material adverse effect on us.

Our Studio Agreements account for a significant portion of our revenues.  Together these studios generated 88%, 76%, 34%, 76%, 48% and 56% of Phase 1 DC’s, Phase 2 DC’s, Software’s, AccessDM’s, the Services segment’s, and our consolidated revenues, respectively, for the fiscal year ended March 31, 2010.

The Studio Agreements are critical to our business.  If some of the Studio Agreements were terminated prior to the end of their terms or found to be unenforceable, or if our Systems are not upgraded or enhanced as necessary, or if we had a material failure of our Systems, it may have a material adverse effect on our revenue, profitability, financial condition and cash flows.  The Studio Agreements also generally provide that the VPF rates and other material terms of the agreements may not be more favorable to one studio as compared to the others.

Termination of the MLAs could damage our revenue and profitability.

The master license agreements with each of our licensed exhibitors (the “MLAs”) are critical to our business. The MLAs each have a term which expires in 2020 and provide the exhibitor with an option to purchase our Systems or to renew for successive one year periods up to ten years thereafter. The MLAs also require our suppliers to upgrade our Systems when technology necessary for compliance with DCI Specification becomes commercially available and we may determine to enhance the Systems which may require additional capital expenditures.  If any one of the MLAs were terminated prior to the end of its term, not renewed at its expiration or found to be unenforceable, or if our Systems are not upgraded or enhanced as necessary, it would have a material adverse effect on our revenue, profitability, financial condition and cash flows.

We have concentration in our business with respect to our major licensed exhibitors, and the loss of one or more of our largest exhibitors could have a material adverse effect on us.

Over 57% of Phase 1 DC’s Systems are in theatres owned or operated by one large exhibitor.  The loss of this exhibitor or another of our major licensed exhibitors could have a negative impact on the aggregate receipt of VPF revenues as a result of the loss of any associated MLAs.  Although we do not receive revenues from licensed exhibitors and we have attempted to limit our licenses to only those theatres which we believe are successful, each MLA with our licensed exhibitors is important, depending on the number of screens, to our business since VPF revenues are generated based on screen turnover at theatres.  If the MLA with a significant exhibitor was terminated prior to the end of its term, it would have a material adverse effect on our revenue, profitability, financial condition and cash flows.  There can be no guarantee that the MLAs with our licensed exhibitors will not be terminated prior to the end of its term.

We depend on a limited number of suppliers for our Systems, and any delay in supply could affect our ability to grow.

We currently purchase Systems from a limited number of suppliers, and we were dependent on one supplier for our Systems in our Phase II Deployment. The inability to obtain certain components on a timely basis would limit our ability to complete installation of such Systems in a timely manner and would affect the amount of future revenues.

An increase in the use of alternative film distribution channels and other competing forms of entertainment could drive down movie theatre attendance, which, if causing significant theatre closures or a substantial decline in motion picture production, may lead to reductions in our revenues.

Various exhibitor chains which are the Company’s distributors face competition for patrons from a number of alternative motion picture distribution channels, such as DVD, network and syndicated television, video on-demand, pay-per-view television and downloading utilizing the internet.  These exhibitor chains also compete with other forms of entertainment competing for patrons’ leisure time and disposable income such as concerts, amusement parks and sporting events.  An increase in popularity of these alternative film distribution channels and competing forms of entertainment could drive down movie theatre attendance and potentially cause certain of our exhibitors to close their theatres for extended periods of time.  Significant theatre closures could in turn have a negative impact on the aggregate receipt of our VPF revenues, which in turn may have a material adverse effect on our business and ability to service our debt.

An increase in the use of alternative film distribution channels could also cause the overall production of motion pictures to decline, which, if substantial, could have an adverse effect on the businesses of the major studios with which we have Studio Agreements.  A decline in the businesses of the major studios could in turn force the termination of certain Studio Agreements prior to the end of their terms. The Studio Agreements with each of the major studios are critical to our business, and their early termination may have a material adverse effect on our revenue, profitability, financial condition and cash flows.

The acquisition restrictions contained in our certificate of incorporation and our Tax Benefit Preservation Plan, which are intended to help preserve our net operating losses, may not be effective or may have unintended negative effects.

We have experienced, and may continue to experience, substantial operating losses, and under Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382"), and rules promulgated by the Internal Revenue Service, we may "carry forward" these net operating losses (“NOLs”) in certain circumstances to offset any current and future earnings and thus reduce our federal income tax liability, subject to certain requirements and restrictions.  To the extent that the NOLs do not otherwise become limited, we believe that we will be able to carry forward a significant amount of the NOLs, and therefore these NOLs could be a substantial asset to us.  If, however, we experience a Section 382 ownership change, our ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset.

To reduce the likelihood of an ownership change, we have established acquisition restrictions in our certificate of incorporation and our board of directors (the "Board") adopted a tax benefit preservation plan (the "Tax Benefit Preservation Plan"). The Tax Benefit Preservation Plan is designed to protect shareholder value by attempting to protect against a limitation on our ability to use our existing NOLs. The acquisition restrictions in our certificate of incorporation are also intended to restrict certain acquisitions of our common stock to help preserve our ability to utilize our NOLs by avoiding the limitations imposed by Section 382 and the related Treasury regulations. The acquisition restrictions and the Tax Benefit Preservation Plan are generally designed to restrict or deter direct and indirect acquisitions of our common stock if such acquisition would result in a shareholder becoming a “5-percent shareholder” (as defined by Section 382 and the related Treasury regulations) or increase the percentage ownership of Cinedigm stock that is treated as owned by an existing 5-percent shareholder.

Although the acquisition restrictions and the Tax Benefit Preservation Plan are intended to reduce the likelihood of an ownership change that could adversely affect us, we can give no assurance that such restrictions would prevent all transfers that could result in such an ownership change. In particular, we have been advised by our counsel that, absent a court determination, there can be no assurance that the acquisition restrictions will be enforceable against all of our shareholders, and that they may be subject to challenge on equitable grounds. In particular, it is possible that the acquisition restrictions may not be enforceable against the shareholders who voted against or abstained from voting on the restrictions at our 2009 annual meeting of stockholders.

Under certain circumstances, our Board may determine it is in the best interest of the Company to exempt certain 5-percent shareholders from the operation of the acquisition restrictions or the Tax Benefit Preservation Plan, if a proposed transaction is determined not to be detrimental to the Company’s utilization of its NOLs.

The acquisition restrictions and Tax Benefit Preservation Plan also require any person attempting to become a holder of 5% or more of our common stock, as determined under Section 382, to seek the approval of our Board. This may have an unintended “anti-takeover” effect because our Board may be able to prevent any future takeover. Similarly, any limits on the amount of stock that a stockholder may own could have the effect of making it more difficult for stockholders to replace current management. Additionally, because the acquisition restrictions and the Tax Benefit Preservation Plan have the effect of restricting a stockholder’s ability to dispose of or acquire our common stock, the liquidity and market value of our Class A Common Stock might suffer. The Tax Benefit Preservation Plan will remain in effect until the earlier of (a) August 10, 2012, or (b) such other date as our Board in good faith determines it is no longer in the best interests of Cinedigm and its stockholders. The acquisition restrictions may be waived by our Board. Stockholders are advised to monitor carefully their ownership of our common stock and consult their own legal advisors and/or Cinedigm to determine whether their ownership of our common stock approaches the proscribed level.

The occurrence of various events may adversely affect the ability of the Company to fully utilize NOLs.

The Company has a substantial amount of NOLs for U.S. federal income tax purposes that are available both currently and in the future to offset taxable income and gains. Events outside of our control may cause us to experience a Section 382 ownership change, and limit our ability to fully utilize such NOLs.

In general, an ownership change occurs when, as of any testing date, the percentage of stock of a corporation owned by one or more “5-percent shareholders,” as defined in the Section 382 and the related Treasury regulations, has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholders at any time during the three-year period preceding such date. In general, persons who own 5% or more of a corporation’s stock are 5-percent shareholders, and all other persons who own less than 5% of a corporation’s stock are treated, together, as a single, public group 5-percent shareholder, regardless of whether they own an aggregate of 5% or more of a corporation’s stock. If a corporation experiences an ownership change, it is generally subject to an annual limitation, which limits its ability to use its NOLs to an amount equal to the equity value of the corporation multiplied by the federal long-term tax-exempt rate.

If we were to experience an ownership change, we could potentially have, in the future, higher U.S. federal income tax liabilities than we would otherwise have had and it may also result in certain other adverse consequences to us. Therefore, we have adopted the Tax Benefit Preservation Plan and the acquisition restrictions set forth in Article Fourth of our certificate of incorporation in order to reduce the likelihood that we will experience an ownership change under Section 382. There can be no assurance, however, that these efforts will deter or prevent the occurrence of an ownership change and the adverse consequences that may arise therefrom, as described above under the risk factor titled “The acquisition restrictions contained in our certificate of incorporation and our Tax Benefit Preservation Plan, which are intended to help preserve our net operating losses, may not be effective or may have unintended negative effects.”

Our revenues and earnings are subject to market downturns.

Our revenues and earnings may fluctuate significantly in the future.  General economic or other conditions could cause a downturn in the market for our Systems or technology.  The recent financial disruption affecting the banking system and financial markets and the concern as to whether investment banks and other financial institutions will continue operations in the foreseeable future have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets and extreme volatility in fixed income, credit and equity markets.  The credit crisis may result in our inability to refinance our outstanding debt obligations or to finance our Phase II Deployment.  The recent credit crisis may also result in the inability of our studios, exhibitors or other customers to obtain credit to finance operations; a slowdown in global economies which could result in lower consumer demand for films; counterparty failures negatively impacting our interest rate swap; or increased impairments of our assets.  The current volatility in the financial markets and overall economic uncertainty increase the risk of substantial quarterly and annual fluctuations in our earnings.  Any of these factors could have a material adverse affect on our business, results of operations and could result in significant additional dilution to shareholders.

Economic conditions could materially adversely affect the Company.

The Company’s operations and performance could be influenced by worldwide economic conditions.  Uncertainty about current global economic conditions poses a risk as consumers and businesses may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a material negative effect on the demand for the Company’s products and services.  Other factors that could influence demand include continuing increases in fuel and other energy costs, conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence, and other macroeconomic factors affecting consumer spending behavior.  These and other economic factors could have a material adverse effect on demand for the Company’s products and services and on the Company’s financial condition and operating results.  Uncertainty about current global economic conditions could also continue to increase the volatility of the Company’s stock price.

The continued threat of terrorism and ongoing military and other actions may result in decreases in our net income, revenue and assets under management and may adversely affect our business.

The continued threat of terrorism, both within the United States of America and abroad, and the ongoing military and other actions and heightened security measures in response to these types of threats, may cause significant volatility and declines in the capital markets in the United States of America, Europe and elsewhere, loss of life, property damage, additional disruptions to commerce and reduced economic activity.  An actual terrorist attack could cause losses from a decrease in our business.

The war on terrorism, the threat of additional terrorist attacks, the political and the economic uncertainties that may result and other unforeseen events may impose additional risks upon and adversely affect the cinema industry and our business.  We cannot offer assurances that the threats of future terrorist-like events in the United States of America and abroad or military actions by the United States of America will not have a material adverse effect on our business, financial condition or results of operations.

Changes to existing accounting pronouncements or taxation rules or practices may affect how we conduct our business and affect our reported results of operations.

New accounting pronouncements or tax rules and varying interpretations of accounting pronouncements or taxation practice have occurred and may occur in the future. A change in accounting pronouncements or interpretations or taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. Changes to existing rules and pronouncements, future changes, if any, or the questioning of current practices or interpretations may adversely affect our reported financial results or the way we conduct our business.

Risks relating to the offering

The liquidity of the Class A Common Stock is uncertain; the limited trading volume of the Common Stock may depress the price of such stock or cause it to fluctuate significantly.

Although shares of the Class A Common Stock are listed on NASDAQ, there has been a limited public market for the Class A Common Stock and there can be no assurance that an active trading market for the Class A Common Stock will develop.  As a result, you may not be able to sell your shares of Class A Common Stock in short time periods, or possibly at all.  The absence of an active trading market may cause the price per share of the Class A Common Stock to fluctuate significantly.

Substantial resales or future issuances of the Class A Common Stock could depress our stock price.

The market price for the Class A Common Stock could decline, perhaps significantly, as a result of resales or issuances of a large number of shares of the Class A Common Stock in the public market or even the perception that such resales or issuances could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part.  In addition, we have outstanding a substantial number of options, warrants and other securities convertible into shares of Common Stock that may be exercised in the future.  Certain holders of these warrants and other securities, as well as holders of our outstanding shares of Class A Common Stock, have piggy-back registration rights and the holders of shares of Class A Common Stock issuable in exchange for its shares of certain warrants have demand and piggy-back registration rights.  These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

You will incur substantial dilution as a result of certain future equity issuances.

We have a substantial number of options, warrants and other securities currently outstanding which may be immediately converted into shares of Class A Common Stock.  To the extent that these options, warrants or similar securities are exercised or converted, or to the extent we issue additional shares of Class A Common Stock in the future, as the case may be, there will be further dilution to holders of shares of the Class A Common Stock.

Our issuance of preferred stock could adversely affect holders of Class A Common Stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of Class A Common Stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our Class A Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our Class A Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Class A Common Stock, the rights of holders of our Class A Common Stock or the price of our Class A Common Stock could be adversely affected.

Provisions of our certificate of incorporation, Delaware law and the 2010 Note could make it more difficult for a third party to acquire us.

Provisions of our certificate of incorporation, as well as of Section 203 of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

Our certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock.  The terms of our preferred stock may be fixed by the company’s board of directors without further stockholder action.  The terms of any outstanding series or class of preferred stock may include priority claims to assets and dividends and special voting rights, which could adversely affect the rights of holders of Common Stock.  Any future issuance(s) of preferred stock could make the takeover of the company more difficult, discourage unsolicited bids for control of the company in which our stockholders could receive premiums for their shares, dilute or subordinate the rights of holders of Common Stock and adversely affect the trading price of the Common Stock.   In addition, as described above in the risk factor titled “The acquisition restrictions contained in our certificate of incorporation and our Tax Benefit Preservation Plan, which are intended to help preserve our net operating losses, may not be effective or may have unintended negative effects,” the acquisition restrictions in our certificate of incorporation and the Tax Benefit Preservation Plan also contain mechanisms by which any person attempting to become a holder of 5% or more of our common stock may seek advance approval from our Board.

Under Section 203 of the DGCL, Delaware corporations whose securities are listed on a national securities exchange, like NASDAQ, may not engage in business combinations such as mergers or acquisitions with any interested stockholders, defined as an entity or person beneficially owning 15% or more of our outstanding common stock without obtaining certain prior approvals.  As a result of the application of Section 203, potential acquirers of the company may be discouraged from attempting to effect an acquisition transaction with the company, thereby depriving holders of the company’s securities of opportunities to sell or otherwise dispose of the securities at prices above prevailing market prices.

Under the 2010 Note, the holders of such note may require the Company to redeem all or a portion of the outstanding principal thereof upon a change in control.

We may not be able to maintain the listing of our Class A Common Stock on NASDAQ, which may adversely affect the ability of purchasers of Class A Common Stock in this offering to resell their securities in the secondary market.

If the Company were unable to meet the continued listing criteria of NASDAQ and the Class A Common Stock became delisted, trading of the Class A Common Stock could thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, on the National Association of Securities Dealer’s (NASD) Electronic Bulletin Board. In such case, an investor would likely find it more difficult to dispose of, or to obtain accurate market quotations for, the Class A Common Stock. In addition, the failure of our Class A Common Stock to continue to be listed on the NASDAQ could adversely impact the market price for the Class A Common Stock.

We have no present intention of paying dividends on our Class A Common Stock.

We have never paid any cash dividends on our Class A Common Stock and have no present plans to do so. In addition, under the terms of the 2010 Note, we are limited in our ability to pay cash dividends unless we obtain the written consent of the holders of the 2010 Note.

There can be no assurance that the trading price of our Class A Common Stock will exceed the exercise price of the warrants being sold in this offering.

Each Sageview Warrant will entitle the holders to purchase one share of our Class A Common Stock at an exercise price equal to $1.37 (subject to certain customary anti-dilution adjustments) until the Sageview Warrants expire on August 11, 2016 (or such later expiration date as provided by the terms of such warrants).  There can be no assurance that the trading price of our Class A Common Stock will exceed the exercise price of the Sageview Warrants.  As a result, any Sageview Warrants that you purchase in this offering could expire without value.

The Sageview Warrants will not be listed for trading on any stock exchange or market, which may affect the value of any Sageview Warrants that you purchase in this offering.

Although our Class A Common Stock is listed on NASDAQ, the Sageview Warrants will not be listed for trading on the NASDAQ or any other stock exchange or market and we do not expect a trading market for the Sageview Warrants to develop, which may affect the value of any Sageview Warrants that you purchase in this offering upon any sale or transfer prior to exercise.

USE OF PROCEEDS

We will receive no proceeds from the sale of any of or all of the shares of Class A Common Stock or warrants being offered by the selling securityholders under this prospectus.  To the extent that any shares of Class A Common Stock offered hereby are purchased from us upon the exercise of the Sageview Warrants or Preferred Warrants and the exercise price is paid in cash, we will receive proceeds from the exercise of such warrants.  Such proceeds will be used for working capital and general corporate purposes.

SELLING SECURITYHOLDERS

The following table sets forth information, as of August 9, 2010, with respect to the selling securityholders and the Class A Common Stock and Sageview Warrants beneficially owned by the selling securityholders that may be offered under this prospectus.  Any of the selling securityholders, including their transferees, pledgees, donees and successors (collectively, the “selling securityholders”), may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of such Class A Common Stock and warrants held by that selling securityholder.

	Securities Beneficially Owned Prior to Offering		Securities which may be offered Pursuant to this Offering	Securities Beneficially Owned After Offering

Name	Number	Percent (a)	Number	Number (b)	Percent (a)
Class A Common Stock

Sageview Capital Master, L.P.	16,000,000(c)	35.2%	16,000,000	-0-	*

Imperial Capital LLC	348,633(d)	1.2%	348,633	-0-	*

Adam M. Mizel	2,205,811(e)	7.5%	100,000	2,105,811	7.2%

Aquifer Opportunity Fund, L.P.	2,105,811(f)	7.2%	100,000	2,005,811	6.8%

Richard Ullman	700,000	2.4%	700,000	-0-	*

OCI - Cinedigm, LLC	700,000(g)	2.3%	700,000	-0-	*

Warrants

Sageview Capital Master, L.P.	16,000,000(c)	35.2%	16,000,000	-0-	*
___________________
*	Less than 1%

(a)
Applicable percentage of ownership is based on 29,432,068 shares of Common Stock outstanding as of August 9, 2010 together with all applicable options, warrants and other securities convertible into shares of Common Stock for the named stockholder.  Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares shown.

(b)	Assumes sale of all securities offered under this prospectus.

(c)
Class A Common Stock consists of 16,000,000 shares of Class A Common Stock subject to issuance upon exercise of currently exercisable warrants owned by Sageview Capital Master Fund, L.P. (“Sageview Master”).  Sageview Capital Partners (A), L.P. (“Sageview A”), Sageview Capital Partners (B), L.P. (“Sageview B”) and Sageview Capital Partners (C) (Master), L.P. (“Sageview C”) are the sole shareholders of Sageview Master.  Sageview Capital GenPar, Ltd. (“Sageview Ltd.”) is the sole general partner of each of Sageview A, Sageview B and Sageview C.  Sageview Capital GenPar, L.P. (“Sageview GenPar”) is the sole shareholder of Sageview Ltd.  Sageview Capital MGP, LLC (“Sageview MGP”) is the sole general partner of Sageview GenPar.  Edward A. Gilhuly and Scott M. Stuart are managing and controlling persons of Sageview MGP. Messrs. Gilhuly and Stuart have shared voting and dispositive power with respect to the securities beneficially owned by Sageview Master.  Mr. Gilhuly is a director of the Company. Each of Sageview A, Sageview B, Sageview C, Sageview Ltd., Sageview GenPar, Sageview MGP and Messrs. Gilhuly and Stuart disclaims beneficial ownership of such securities, except to the extent of its or his pecuniary interest therein, if any.

(d)
The Executive Committee of Imperial Capital LLC (“Imperial”), which is comprised of Mark Martis, Jason Reese and Randall Wooster, exercises voting and dispositive power with respect to the shares shown.

(e)
Consists of 2,105,811 shares owned by Aquifer Opportunity Fund, L.P. (“Aquifer Fund”) and 100,000 shares of Common Stock owned directly by Adam M. Mizel.  Aquifer GP, LP (“Aquifer GP”) is a general partner of Aquifer Fund.  Mr. Mizel is the managing member of Aquifer GP.  Mr. Mizel is also the Chief Financial Officer and the Chief Strategy Officer and a director of the Company.  Mr. Mizel disclaims beneficial ownership of the securities owned by Aquifer Fund, except to the extent of his pecuniary interest therein, if any.

(f)
Adam M. Mizel is managing member of Aquifer GP, a general partner of Aquifer Fund, and has power to vote and dispose of the 2,105,811 shares held by Aquifer Fund.  Mr. Mizel disclaims beneficial ownership of the securities owned by Aquifer Fund, except to the extent of his pecuniary interest therein, if any.

(g)	Includes 700,000 shares of Common Stock issuable upon the exercise of warrants to OCI – Cinedigm, LLC. Dean Vanech exercises voting and dispositive power with respect to such shares.

On August 11, 2009, the Company entered into the Sageview Purchase Agreement, pursuant to which the Company issued the 2009 Note and the Sageview Warrants in the Private Placement.  In addition, pursuant to the Sageview Purchase Agreement, Sageview is currently entitled to nominate two members to our board of directors, with such nomination right subject to reduction or elimination under certain circumstances.  The Sageview nominees who are currently members of our board of directors are Edward A. Gilhuly and Laura Nisonger Sims, each of whom is employed by an affiliate of Sageview. The Sageview Warrants contain a customary cashless exercise provision and became exercisable on September 30, 2009.  The Sageview Warrants expire on August 11, 2016, except that such date may be extended to August 11, 2019 if certain conditions are satisfied.  The exercise price of the Sageview Warrants is $1.37, subject to certain customary anti-dilution adjustments.  Subject to limited exceptions, the Sageview Warrants and Sageview Warrant Shares may not be assigned by the Sageview until the earliest of August 11, 2011, the consummation of a change in control as defined in the Sageview Warrants or an event of default under the 2010 Note.  The Company also entered into the Sageview Registration Rights Agreement pursuant to which the Company agreed to register the resale of the Sageview Warrants and any shares of Class A Common Stock issued upon exercise of the Sageview Warrants from time to time in accordance with the terms of the Sageview Registration Rights Agreement.

In connection with the Private Placement, the Company engaged Imperial to provide financial advisory services.  As partial consideration for such services, the Company issued the Imperial Warrants to Imperial.  The Imperial Warrants were exercised pursuant to a cashless exercise feature, resulting in the issuance of 348,633 shares.  In connection with the issuance of the Imperial Warrants, the Company and Imperial entered into the Imperial Registration Rights Agreement pursuant to which the Company agreed to register the shares of Class A Common Stock underlying the Imperial Warrants from time to time in accordance with the terms of the Imperial Registration Rights Agreement.

Concurrently with the Private Placement, the Company also entered into an agreement with Aquifer Capital, pursuant to which Aquifer Capital provided financial advisory services to the Company in connection with the repurchase of the Company’s 2007 10% Senior Notes in exchange for the issuance of 200,000 shares of Class A Common Stock to designees of Aquifer Capital.  As a result, 100,000 shares were issued to Aquifer Fund and 100,000 shares were issued to Adam M. Mizel   Adam M. Mizel has been our Chief Financial Officer and Chief Strategy Officer since August 2009 and a member of the Company’s Board of Directors since March 2009, and is the Managing member of Aquifer GP, which is the general partner of Aquifer Fund, currently the Company’s largest shareholder.

On February 9, 2009, the Company entered into the Ullman Purchase Agreement, pursuant to which the Company issued the Ullman Warrants to Richard Ullman.  On February 10, 2009, the Company entered into the OCI Purchase Agreement, pursuant to which the Company issued the OCI Warrants to OCI – Cinedigm, LLC. The Preferred Purchase Agreements were executed in connection with the purchase of Series A 10% Non-Voting Cumulative Preferred Stock of the Company.  The Preferred Warrants have an exercise price of $0.63 per share and are exercisable beginning on March 12, 2009 for a period of five years thereafter.   The Preferred Warrants are conditionally callable by the Company, provided that the closing price of the Company’s Class A Common Stock is $1.26 per share for 20 consecutive trading days and there has been a minimum average daily trading volume of 50,000 shares during such period.  Pursuant to the terms of the Preferred Purchase Agreements, the Company agreed to register the resale of any shares of Class A Common Stock issued upon exercise of the Preferred Warrants from time to time in accordance with the terms of such agreements.  In June 2010, the Ullman Warrants were exercised in full, resulting in the issuance of 700,000 shares of Class A Common Stock.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the resale of the warrants and shares of Class A Common Stock (collectively, the “Securities”) offered by this prospectus.  The selling securityholders may offer and sell the Securities from time to time.  In addition, the selling securityholders’ donees, pledgees, transferees and successors in interest may sell Securities received from the selling securityholders from time to time.  The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The aggregate proceeds to the selling securityholders from the resale of the Securities will be the purchase price of the Securities less any discounts and commissions.  Each selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of Securities to be made directly or through agents.

The Securities may be resold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, or
•
through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any selling securityholder that is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling securityholder purchased in the ordinary course of business, and at the time of its purchase of the Securities to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the Securities.  As a result, any profits on the resale of the Securities by selling securityholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act.  Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, the selling securityholders named in this prospectus are not broker-dealers or affiliates of broker-dealers, they purchased the Securities in the ordinary course of business and they did not, at the time of the purchase of the Securities, have any agreements or understandings, directly or indirectly, with any person to distribute the Securities.

If the Securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The Securities may be sold in one or more transactions at:

•	fixed prices;
•	prevailing market prices;
•	prices related to such prevailing market prices;
•	varying prices determined at the time of resale; or
•	negotiated prices.
These resales may be effected:

•	in brokers’ transactions;
•
in transactions on any national securities exchange or quotation service on which the shares of Class A Common Stock may be listed or quoted at the time of the sale, including the NASDAQ Global Market;

•	in transactions in the over-the-counter market;
•	in transactions directly with market makers;
•	in privately negotiated sales;
•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise; or
•	through the settlement of short sales.
These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with selling securityholders.  The selling securityholders may also (1) sell the Securities short and deliver Securities to close out short positions or (2) loan or pledge Securities to broker-dealers that in turn may sell the Securities, subject, in the case of Sageview, to the limitations on Sageview’s ability to conduct short sales set forth in the Sageview Purchase Agreement.

A short sale of the Securities by a broker-dealer, financial institution or selling securityholder would involve the sale of such Securities that are not owned, and therefore must be borrowed, in order to make delivery of the Securities in connection with such sale.  In connection with a short sale of Securities, a broker-dealer, financial institution or selling securityholder may purchase other shares of the Class A Common Stock on the open market to cover positions created by short sales.  In determining the source to close out such short positions, the broker-dealer, financial institution or selling securityholder may consider, among other things, the price of shares of the Class A Common Stock available for purchase in the open market.

At the time a particular offering of the Securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the resale of Securities by the selling securityholders.

Our Class A Common Stock trades on the NASDAQ Global Market under the symbol “CIDM.”  The Sageview Warrants are not listed on any national securities exchange.

We cannot assure you that any selling securityholder will resell any or all of its Securities with this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Securities by other means not described in this prospectus.  In addition, any Securities covered by this prospectus that qualify for resale under Rule 144 or Rule 144A of the Securities Act may be resold under Rule 144 or Rule 144A  rather than under this prospectus.  The Securities may be resold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be resold unless they have been registered or qualified for sale or the resale is entitled to an exemption from registration.

The selling securityholders and any other person participating in the resale of Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and resales of shares of the Class A Common Stock by the selling securityholders and any other such person.  In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days before the commencement of such distribution.  This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

Under the registration rights agreements and the securities purchase agreements filed as exhibits to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities, in each case under the circumstances and to the extent set forth in such registration rights agreements and securities purchase agreements.

We have agreed to pay all expenses of the registration statement to which this prospectus relates, excluding any underwriting discounts and commissions and fees of any counsel acting on behalf of the selling securityholders.

DESCRIPTION OF SECURITIES

The following summary description of the Securities being offered hereunder is not intended to be complete and is subject, and qualified in its entirety by reference, to our amended and restated certificate of incorporation and our bylaws and, in the case of the Sageview Warrants, to the Sageview Purchase Agreement and the form of Sageview Warrant.

General

We have authorized capital stock consisting of 90,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 15,000,000 shares of preferred stock, par value $0.001 per share.

Holders of a majority of our outstanding shares of capital stock present or represented by proxy at any meeting of our stockholders constitute a quorum. If a quorum exists, holders of a majority of the voting power of the shares of capital stock present at the meeting may generally approve matters coming before any stockholders meeting.  The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock is required to approve significant corporate transactions, including a liquidation, merger or sale of substantially all of our assets.

Common Stock

As of August 9, 2010, we had 75,000,000 shares of Common Stock designated as Class A Common Stock and 15,000,000 shares of Common Stock designated as Class B Common Stock, had 29,432,068 shares of Class A Common Stock outstanding and owned by 135 record holders, had reserved for issuance 22,065,591 shares of Class A Common Stock with respect to stock options and outstanding warrants and had 733,811 shares of Class B Common Stock outstanding and beneficially owned by 5 holders.

Voting Rights. Holders of our Common Stock are entitled to the following vote(s) per share on all matters submitted to a vote of our stockholders:

•	the Class A Common Stock, one vote per share; and
•	the Class B Common Stock, ten votes per share.

Except as required by law, the holders of our outstanding shares of Common Stock vote together as a single class on all matters submitted to a vote (or consent) of our stockholders.

Conversion. Each outstanding share of Class B Common Stock may be converted into one share of Class A Common Stock at any time, and from time to time, at the option of the holder of such share.

Dividends; Liquidation; Preemptive Rights.  Holders of our Common Stock are entitled to receive dividends only if, as and when  declared by our board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or  winding-up, holders of our common stock are entitled, subject to any priorities due to any holders of our preferred stock, ratably  to share in all assets remaining after payment of our liabilities.  Holders of our Common Stock have no preemptive rights nor, except with respect to the conversion rights of the Class B common stockholder described above, any other rights to subscribe  for shares or securities convertible into or exchangeable for shares of our Common Stock.

Restrictions on Transfer.  Our amended and restated certificate of incorporation contains limitations on the transferability of Common Stock in certain circumstances to preserve the value of the Company’s tax net operating losses.  In addition, our Board has adopted the Tax Benefit Preservation Plan. The Tax Benefit Preservation Plan is designed to protect shareholder value by attempting to protect against a limitation on our ability to use our existing  NOLs. The acquisition restrictions in our certificate of incorporation are also intended to restrict certain acquisitions of our common stock to help preserve our ability to utilize our NOLs by avoiding the limitations imposed by Section 382 and the related Treasury regulations. The acquisition restrictions and the Tax Benefit Preservation Plan are generally designed to restrict or deter direct and indirect acquisitions of our common stock if such acquisition would result in a shareholder becoming a “5-percent shareholder” (as defined by Section 382 and the related Treasury regulations) or increase the percentage ownership of Cinedigm stock that is treated as owned by an existing 5-percent shareholder.

In connection with the Sageview Purchase Agreement, Mr. A. Dale Mayo, then the holder of all of the outstanding shares of Class B Common Stock, entered into a Letter Agreement with Sageview and the Company (the “Letter Agreement”) pursuant to which Mr. Mayo agreed that, subject to certain exceptions, so long as Sageview and its affiliates maintain a certain ownership threshold with respect to our Common Stock, Mr. Mayo will not transfer any of our Class B Common Stock unless, prior to such transfer, Mr. Mayo causes such Class B Common Stock to be converted into shares of Class A Common Stock.  In accordance with the terms of the Letter Agreement, Mr. Mayo subsequently transferred by gift an aggregate of 100,000 shares of Class B Common Stock to recipients who agreed to be bound by the terms of the Letter Agreement with respect to such shares.

Listing. Our Class A Common Stock is traded on NASDAQ under the symbol “CIDM.”

Sageview Warrants

This prospectus also relates to the resale by certain selling securityholders of the Company of the Sageview Warrants to purchase 16,000,000 shares of Class A Common Stock.

Exercise.  Each Sageview Warrant became exercisable on September 30, 2009 and entitles the holder to purchase one share of Class A Common Stock at the exercise price of $1.37, as may be adjusted from time to time in accordance with customary anti-dilution adjustments described below.  Such warrant may be exercised at any time up to the close of business on the expiration date thereof.  The Sageview Warrants expire on August 11, 2016, except that such expiration date may be extended to August 11, 2019 if, on August 11, 2016, the fair market value of the Class A Common Stock is less than $7.50 per share (as adjusted to reflect any stock split, reverse stock split, recapitalization or similar transaction) and Sageview and its affiliates hold Sageview Warrants exercisable for at least one million shares of Class A Common Stock.  After the close of business on the expiration date, any unexercised Sageview Warrants will become void.

The Sageview Warrants may be exercised for cash, pursuant to a customary cashless exercise feature described below or combination of the foregoing.  In lieu of payment of the exercise price in cash, a holder of Sageview Warrants may request that the Company reduce the number of shares of Class A Common Stock to be delivered to such holder upon exercise of the Sageview Warrant then being exercised by a number of shares equal to the product of (i) the number of shares of Class A Common Stock for which such Sageview Warrant would otherwise then be exercised if payment of the exercise price were being made in cash  multiplied by (ii) the quotient of (x) the exercise price of the Sageview Warrant being exercised divided by (y) the fair market value of Class A Common Stock on the date of exercise.  The holder may use this cashless exercise option whether or not the Sageview Warrant is being exercised in full or in part and whether or not the holder elects to pay any portion of the aggregate exercise price in cash.

Upon exercise of Sageview Warrants and receipt by the Company of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the Sageview Warrants,  we will, as soon as practicable, forward the shares of Class A Common Stock purchasable upon such exercise.  If less than all of the Sageview Warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.  The Company will not be required to issue fractional shares of Class A Common Stock on the exercise of any Sageview Warrant.  If any fraction of a share would otherwise be issuable on the exercise of any Sageview Warrant, the Company will pay the holder of such Sageview Warrant an amount in cash equal to the product, rounded down to the nearest whole cent, of (i) such fraction multiplied by (ii) the fair market value of one share of Class A Common Stock on the trading day immediately preceding the date of exercise.

Exercise Price Adjustments.  The exercise price of the Sageview Warrants is $1.37, subject to certain customary anti-dilution adjustments, including adjustments due to the following:

•	any dividend or other distribution on the Class A Common Stock payable in shares of Class A Common Stock;

•	any subdivision, combination or reclassification of the Class A Common Stock;

•
any dividend or other distribution made to all holders of Class A Common Stock payable in cash, evidences of the Company’s indebtedness, shares of the Company’s capital stock or any other properties or securities or any options, warrants or other rights to subscribe for or purchase any of the foregoing;

•
the issuance by the Company to all holders of Class A Common Stock of rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any securities exercisable for, or convertible or exchangeable into, Class A Common Stock, if the subscription or purchase price per share of Class A Common Stock or the price per share of Class A Common Stock issuable upon exercise, conversion or exchange thereof is lower at the record date for such issuance than the then fair market value per share of Class A Common Stock;

•
the occurrence of any (i) reclassification or exchange of the Class A Common Stock, (ii) merger, consolidation or other combination to which the Company is a constituent party or (iii) sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Company to any other person, in each case, as a result of which all or substantially all of the holders of Class A Common Stock are entitled to receive cash, securities and/or other property for their shares of Class A Common Stock;

•	certain tender or exchange offers made by the Company or any of its subsidiaries for all or a portion of the Class A Common Stock; or

•	the issuance or sale (or deemed issuance or sale) by the Company of Class A Common Stock for consideration per share less than the exercise price of the Sageview Warrants.

Reservation of Shares and Listing.  The Company has agreed to keep reserved out of its authorized but unissued Common Stock a number of shares of Class A Common Stock sufficient to provide for the exercise in full of all outstanding Sageview Warrants.

The Sageview Warrants are not listed on any national securities exchange.  The Company has procured the listing on the NASDAQ of the shares of Class A Common Stock issuable upon exercise of the Sageview Warrants and agreed to use its best efforts to maintain the listing of such shares after issuance.

Transfer of Warrants.  Subject to limited exceptions described below, the Sageview Warrants and the shares underlying the Sageview Warrants may not be assigned by the holder thereof until the earliest of August 11, 2011, the consummation of a change in control as defined in the Sageview Warrants or an event of default under the 2010 Note.  The transfer restrictions do not apply, however, to any of the following transfers, sales or assignments by Sageview (each of which we refer to as a “Permitted Transfer”):

•	to its affiliates;

•	to the Company or any of its subsidiaries; or

•
pursuant to a tender offer, exchange offer, merger, consolidation, reclassification, reorganization, recapitalization or other similar transaction in which the Company’s stockholders are offered, required or permitted to participate as holders of capital stock.

If at any time after the such transfer restrictions described above have expired and prior to August 11, 2014, Sageview desires to sell (other than pursuant to a Permitted Transfer) all or any portion of the Sageview Warrants (the “Offered Warrants”), Sageview must first give the Company written notice of its desire to sell.  Following receipt of this notice, the Company will have 20 business days to provide a written offer to purchase all (but not less than all) of the Offered Warrants.  Sageview may choose to accept or reject the Company’s offer.  However, if Sageview rejects the Company’s offer, Sageview may not sell the Offered Warrants to a third party unless such sale satisfies certain conditions specified in the Sageview Warrants, including the condition that the consideration received by Sageview must have a fair market value greater than 100% of the price set forth in the Company’s offer.

Subject to compliance with the Sageview Purchase Agreement and the transfer restrictions described above, transfer of any Sageview Warrant (the “Transferred Warrant”), in whole or in part, will be registered on the books of the Company upon surrender of the Transferred Warrant at the principal office of the Company or the office or agency designated by the Company, together with a written assignment of the Transferred Warrant, substantially in the form of Exhibit B to such Transferred Warrant, duly executed by the assignor or its agent or attorney and, if required, funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company will execute and deliver a new Sageview Warrant or Sageview Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and will issue to the assignor a new Sageview Warrant evidencing the portion of the Transferred Warrant not so assigned, and the Assigned Warrant will promptly be cancelled.  A Sageview Warrant, if properly assigned in compliance with the foregoing, may be exercised by a new holder for the purchase of shares of Class A Common Stock without having a new Sageview Warrant issued.

Certificates representing Sageview Warrants and Sageview Warrant Shares issued pursuant to the exercise of any Sageview Warrant will bear a legend substantially in the form of the legend set forth on the first page of the form of Sageview Warrant filed as Exhibit 4.2 to the registration statement of which this prospectus is a part (the “Transfer Restriction Legend”) to the extent that and for so long as the Transfer Restriction Legend is required pursuant to the Sageview Purchase Agreement or applicable securities laws.  However, the Company will deliver Sageview Warrants or certificates for Sageview Warrant Shares without the first sentence of the Transfer Restriction Legend (the “Securities Act Legend”) if the securities represented by such certificates have been registered under the Securities Act or if such legend is otherwise not required under the Securities Act.  The Company will deliver Sageview Warrants or certificates for Sageview Warrant Shares without the second sentence of the Transfer Restriction Legend if the securities represented by such certificates are no longer subject to such additional restrictions on transfer as set forth in the Sageview Purchase Agreement.

LEGAL MATTERS

The validity of the offered shares of the Common Stock has been passed on for us by Kelley Drye & Warren LLP, New York, New York.

EXPERTS

EisnerAmper LLP (formerly Eisner LLP), an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on the report of EisnerAmper LLP (formerly Eisner LLP), given on the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION AGAINST LIABILITY UNDER THE SECURITIES ACT

We are permitted to indemnify to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Company who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the  Company, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or liability is expressly prohibited by the DGCL as in effect at the time of the alleged breach of duty by such director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to any arrangement, provision or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

17,948,633 Shares of Class A Common Stock

Warrants to Purchase 16,000,000 Shares of Class A Common Stock

PROSPECTUS

_______________, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses, payable by us in connection with the sale of securities being registered under this registration statement.  All amounts are estimates except for the SEC registration fee.

SEC registration fee	$2,560
Legal fees and expenses	$10,000
Accounting fees and expenses	$8,000
Miscellaneous fees and expenses	$1,440
Total:	$22,000

Item 15.  Indemnification of Directors and Officers.

The amended and restated certificate of incorporation and the bylaws of the Company provide that the Company shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL, provides in pertinent part as follows:

(a)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

(h)           For purposes of this Section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

As permitted by Section 102(b)(7) of the DGCL, the Company’s fourth amended and restated certificate of incorporation eliminates the personal liability of each of the Company’s directors to the Company and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that the fourth amended and restated certificate of incorporation does not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the DGCL as in effect at the time of the alleged breach of duty by such director.

In addition, the Company has entered into contractual agreements with each of its directors and officers to indemnify such individuals to the full extent permitted by law.  These agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in the Company’s By-laws or by the Delaware General Corporation Law.  The Company also currently maintains director and officer liability insurance.

Item 16. Exhibits

The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number		Description of Document

2.1	--
Securities Purchase Agreement, dated as of August 11, 2009, by and among the Company and Sageview Capital Master, L.P. (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.1	--
Note issued to Sageview Capital Master, L.P. pursuant to the Securities Purchase Agreement, as amended and restated, dated May 6, 2010, by and among the Company and Sageview Capital Master, L.P. (previously filed with the Securities and Exchange Commission on May 11, 2010 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.2	--
Form of Warrant issued to Sageview Capital Master, L.P. pursuant to the Securities Purchase Agreement, dated August 11, 2009, by and among the Company and Sageview Capital Master, L.P. (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.3	--
Registration Rights Agreement, dated as of August 11, 2009, by and among the Company and Sageview Capital Master, L.P. (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.4	--
Registration Rights Agreement, dated as of August 11, 2009, by and among the Company and Imperial Capital, LLC (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.5	--
Securities Purchase Agreement, dated February 9, 2009, by and between the Company and Richard Ullman (previously filed with the Securities and Exchange Commission on February 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 000-51910)).

4.6	--
Securities Purchase Agreement, dated February 10, 2009, by and between the Company and OCI – Cinedigm, LLC (previously filed with the Securities and Exchange Commission on February 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 000-51910)).

4.7	--
Form of Warrant issued to the purchasers of Series A 10% Non-Voting Cumulative Preferred Stock (previously filed with the Securities and Exchange Commission on February 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 000-51910)).

5.1	--	Opinion of Kelley Drye & Warren LLP (previously filed).
10.1	--
Services Agreement, dated as of August 11, 2009, between the Company and Aquifer Capital Group, LLC. (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

23.1	--	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).
23.2	--	Consent of independent registered public accounting firm.
24.1	--	Powers of Attorney (previously filed).

Item 17. Undertakings

Undertakings Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contact of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Undertakings Required by Regulation S-K, Item 512(b).

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morristown, state of New Jersey, on August 31, 2010.

CINEDIGM DIGITAL CINEMA CORP.

By:	/s/ Gary S. Loffredo
Gary S. Loffredo Interim Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature(s)	Title(s)	Date

*	Chairman of the Board of Directors	August 31, 2010
A. Dale Mayo

/s/ Gary S. Loffredo	Interim Co-Chief Executive Officer, Senior Vice President —	August 31, 2010
Gary S. Loffredo	Business Affairs, General Counsel, Secretary and Director (Co-Principal Executive Officer)

*	Interim Co-Chief Executive Officer, Chief Financial Officer, Chief Strategy Officer and Director	August 31, 2010
Adam M. Mizel	(Co-Principal Executive Officer and Principal Financial Officer)

/s/ Brian D. Pflug	Senior Vice President — Accounting and Finance	August 31, 2010
Brian D. Pflug	(Principal Accounting Officer)

*	Director	August 31, 2010
Wayne L. Clevenger

*	Director	August 31, 2010
Gerald C. Crotty

/s/ Robert Davidoff	Director
Robert Davidoff

*	Director	August 31, 2010
Matthew W. Finlay

*	Director	August 31, 2010
Edward A. Gilhuly

*	Director	August 31, 2010
Martin B. O’Connor

*	Director	August 31, 2010
Laura Nisonger Sims

*  By:   /s/ Brian D. Pflug
Brian D. Pflug
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description of Document

2.1	--
Securities Purchase Agreement, dated as of August 11, 2009, by and among the Company and Sageview Capital Master, L.P. (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.1	--
Note issued to Sageview Capital Master, L.P. pursuant to the Securities Purchase Agreement, as amended and restated, dated May 6, 2010, by and among the Company and Sageview Capital Master, L.P. (previously filed with the Securities and Exchange Commission on May 11, 2010 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.2	--
Form of Warrant issued to Sageview Capital Master, L.P. pursuant to the Securities Purchase Agreement, dated August 11, 2009, by and among the Company and Sageview Capital Master, L.P. (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.3	--
Registration Rights Agreement, dated as of August 11, 2009, by and among the Company and Sageview Capital Master, L.P. (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.4	--
Registration Rights Agreement, dated as of August 11, 2009, by and among the Company and Imperial Capital, LLC (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

4.5	--
Securities Purchase Agreement, dated February 9, 2009, by and between the Company and Richard Ullman (previously filed with the Securities and Exchange Commission on February 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 000-51910)).

4.6	--
Securities Purchase Agreement, dated February 10, 2009, by and between the Company and OCI – Cinedigm, LLC (previously filed with the Securities and Exchange Commission on February 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 000-51910)).

4.7	--
Form of Warrant issued to the purchasers of Series A 10% Non-Voting Cumulative Preferred Stock (previously filed with the Securities and Exchange Commission on February 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 000-51910)).

5.1	--	Opinion of Kelley Drye & Warren LLP (previously filed).
10.1	--
Services Agreement, dated as of August 11, 2009, between the Company and Aquifer Capital Group, LLC. (previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company’s Form 8-K (File No. 001-31810)).

23.1	--	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).
23.2	--	Consent of independent registered public accounting firm.
24.1	--	Powers of Attorney (previously filed).